                                                                     Exhibit 1.1



The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.


                (CHINA EASTERN AIRLINES CORPORATION LIMITED LOGO)
                (A joint stock limited company incorporated in the People's Republic of China with limited liability)

                                (Stock code: 670)


                                  ANNOUNCEMENT

--------------------------------------------------------------------------------
The board of directors of China Eastern Airlines Corporation Limited makes this announcement at the request of The Stock Exchange of Hong Kong Limited in response to certain recent newspaper articles regarding possible acquisitions of aircraft by the Company.

Shareholders and potential investors of the Company should exercise caution when dealing in the Company's shares.
--------------------------------------------------------------------------------

The board of directors (the "BOARD") of China Eastern Airlines Corporation Limited (the "COMPANY") makes this announcement at the request of The Stock Exchange of Hong Kong Limited in response to certain recent newspaper articles regarding possible acquisitions of aircraft by the Company.

The Board hereby announces that the Company has plans to acquire aircraft as and when opportunities materialise, and the Company, as part of its ordinary course of business, has been in discussions regarding possible acquisitions of aircraft appropriate for the Company's fleet. However, details of such acquisitions are all yet to be considered and finalised, and no agreement has been reached.

If and when the Company proceeds with any acquisition of aircraft and signs the relevant agreement, it will make further announcement and ensure that all other regulatory requirements under the Hong Kong Listing Rules as are appropriate and applicable to the Company will timely be complied with. In the meantime, shareholders and potential investors of the Company should exercise caution when dealing in the Company's shares.

                                                          By order of the Board
                                                          CHINA EASTERN AIRLINES
                                                           CORPORATION LIMITED
                                                               LUO ZHUPING
                                                            Company Secretary

The Board as at the date hereof comprises of:

Ye Yigan (Chairman, Non-executive Director)
Li Fenghua (President, Executive Director)
Wan Mingwu (Vice President, Executive Director)
Cao Jianxiong (Non-executive Director)
Zhong Xiong (Non-executive Director)
Chen Quanxin (Non-executive Director)
Wu Baiwang (Non-executive Director)
Hu Honggao (Independent non-executive Director)
Peter Lok (Independent non-executive Director)
Zhou Ruijin (Independent non-executive Director)
Xie Rong (Independent non-executive Director)

Shanghai, the People's Republic of China
2nd June, 2004

                                     Page 2